U31844
STATE OF MONTANA
FILED
AUG 0 2 2002
SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

GRIZZLY ENERGY, INC.

The undersigned person, acting as Incorporator of a corporation under the Montana Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

ARTICLE I.

The name of this corporation shall be:

GRIZZLY ENERGY, INC.

ARTICLE II.

This corporation is formed to have perpetual existence.

ARTICLE III.

The purpose for which this corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Montana Business Corporation Act.

ARTICLE IV.

The aggregate number of shares which the corporation shall have the authority to issue is Fifty Thousand (50,000) shares of no par value stock, all such stock constituting a single class of stock. The common stock of this corporation shall have the voting rights and each share of common stock shall be entitled to one vote at all meetings of the stockholders.

ARTICLE V.

The capital stock of this corporation shall be at all times fully paid and non-assessable.

ARTICLE VI.

The registered office of the corporation within the State of Montana shall be at 153 Main Street, P. O. Box 904, Shelby, MT 59474, and the registered agent of such corporation resident within the State of Montana at such address shall be RICHARD L. BEATTY.

## ARTICLE VII.

The initial directors of this corporation shall consist of one (1) person. The name and residence of the person who shall serve as initial director until the first meeting of the shareholders or until his successors are elected and qualified is:

Patrick Montalban
P. O. Box 488
Cut Bank, MT 59427

Subsequent to termination of the term of the initial directors, the number of directors of this corporation and their terms of office shall be determined by the By-Laws of this corporation.

## ARTICLE VIII.

The name and residence of the Incorporator of this corporation is as follows:

Richard L. Beatty
153 Main Street
Box 904
Shelby, MT 59474

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of August, 2002.

Richard L. Beatty, Incorporator

State of Montana )
:ss
County of Toole )

On this 1st day of August, 2002, before me, the undersigned, a Notary Public, in and for the State of Montana, personally appeared RICHARD L. BEATTY, known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first hereinabove written.

Loretta J. Schrendaller

Notary Public for the State of Montana
Residing at Shelby, Montana
My Commission expires 1/22/03